Exhibit 3.18
COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
ARTICLES OF INCORPORATION
OF A VIRGINIA STOCK CORPORATION
The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, state(s) as follows:
1.      The name of the corporation is Washington Consulting, Inc.
2.      The number of shares the corporation is authorized to issue is 50,000 shares of common stock with all voting rights and the right to receive distrubition of the assets of the corporation upon liquidation.

3.	A.	The name of the corporation’s initial registered agent is Chris L. Campbell.

	B.	The initial registered agent is an individual who is a resident of Virginia and an initial director of the corporation. usiness in Virginia.

4.	A.	The corporation’s initial registered office address, which is the business office of the initial registered agent, is 2638 Babcock Road, Vienna, VA 22181.

The registered office is physically located in the Country of Fairfax.

5.	The initial directors are

		Chris L. Campbell	2638 Babcock Road, Vienna, VA 22181

		John Patrick Foley	26170 Murrey Drive, South Riding, VA 20152

6.	INCORPORATOR (SEAL) Dated this 3rd Day of March, 2003:

/s/ Chris L. Campbell

Chris L. Campbell, Director